                                                                     Exhibit B-1



                                October 7, 1998


Penton Media, Inc.
1100 Superior Avenue
Cleveland, Ohio  44114
Attention:  Thomas Kemp


         Re: Financing Facilities for the Leveraged Acquisition of Mecklermedia Corporation



Ladies and Gentlemen:

         You have advised us that Penton Media, Inc. ("Penton" or the "Borrower") intends to acquire (the "Acquisition") all the capital stock, including outstanding options and warrants to purchase common stock (the "Shares"), of Mecklermedia Corporation (the "Target"). We understand that the Acquisition will be accomplished through a tender offer (the "Tender Offer") by the Borrower for up to 100% of the Shares at a price not to exceed $29.00 per share, or not more than $274.0 million in the aggregate followed by a merger (the "Merger") in which any shares not tendered will be cancelled for cash consideration. We also understand that the Tender Offer will be conditioned on, among other things, the tender and purchase of at least that number of shares required to permit the Borrower to cause the Merger to occur. We further understand that, in connection with the Acquisition, approximately $40.0 million of existing indebtedness of the Borrower will be repaid. In addition, fees and expenses related to the foregoing will approximate $12.0 million. In connection with the foregoing, Alan M. Meckler, a major shareholder of Meckler, will invest $18.0 million in exchange for 80.1% of the equity of a subsidiary of the Borrower (the "Investment"). The Acquisition, the Tender Offer, the Merger, the repayment of the existing indebtedness, the payment of fees and expenses, the Investment and the related financing transactions described herein are hereinafter collectively referred to as the "Transactions."

         DLJ Capital Funding, Inc. ("DLJ") is pleased to confirm that it commits to provide all of the $265.0 million of senior bank credit facilities described below, and DLJ Bridge Finance, Inc. ("DLJ Bridge") is pleased to confirm that it or one of its affiliates commits to purchase all of the $60.0 million of subordinated bridge notes (the "Bridge Notes") described below, in each case subject to the terms and conditions set forth in this letter and the annexes hereto.

         The senior bank credit facilities will be provided to the Borrower, and will be comprised of a tranche A term loan of up to $140.0 million, and a tranche B term loan of up to $100.0 million (the "Term Loan Facility") and a revolving credit facility of up to $25.0 million with a sublimit for letters of credit in an amount to be determined (the "Revolving Credit Facility"; together with the Term Loan Facility, the "Bank Facilities"). Certain of the terms of the Bank Facilities are set forth in the Summary of Terms of the Bank Facilities attached hereto as ANNEX A (the "Bank Facilities Term Sheet"). The Bridge Notes will be issued by the Borrower in the amount of $60.0 million. Certain of the terms of the Bridge Notes are set forth in the Summary of Terms of the Bridge Facilities attached hereto as ANNEX B (the "Bridge Facilities Term Sheet"; the Bank Facilities Term Sheet and the Bridge Facilities Term Sheet are sometimes referred to as the "Term Sheets").

         Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of DLJ, proposes to act as lead arranger (the "Lead Arranger") for the Bank Facilities. The Lead Arranger intends to arrange for other banks, financial institutions and other "accredited investors" (as defined in SEC regulations; each such bank, financial institution and accredited investor, including DLJ, being a "Lender" and, collectively, the "Lenders") to provide a portion of the Bank Facilities. DLJ will act as syndication agent for the Lenders (the "Syndication Agent") and a financial institution satisfactory to the Borrower, the Lead Arranger and the Syndication Agent will act as administrative agent for the Lenders (the "Administrative Agent"; together with the Syndication Agent, the "Agents". At our option, a Documentation Agent title will be offered to a financial institution acceptable to DLJ on terms acceptable to DLJ pursuant to our previous discussions with you. We hereby agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation, fees, reimbursements or payments of any kind (other than as expressly set forth in the Bank Facilities Term Sheet and the accompanying fee letter (the "Fee Letter")) will be paid in connection with the Bank Facilities unless you and we shall so agree. The Lead Arranger shall be entitled, after consultation with you, to change the structure, terms, pricing or amounts of any or all of the facilities comprising the Bank Facilities as set forth in the Bank Facilities Term Sheet if the Lead Arranger determines that such changes are advisable in order to ensure a successful syndication including decreasing the Bank Facilities and increasing the Bridge Notes by a corresponding amount.

         You have advised us that the total funds required to consummate the Transactions are approximately $326.0 million which will be financed as follows:
(i) $240.0 million in borrowings under the Bank Facilities, consisting of the proceeds of the Term Loan Facility; (ii) $8.0 million in cash provided by the Borrower; (iii) $60.0 million in proceeds of the Bridge Notes; and (iv) $18.0 million in cash provided by Alan Meckler for the Investment. You have further advised us that the Revolving Credit Facility will be used to provide for the working capital requirements and other corporate purposes of the Borrower, and will not be used to fund amounts necessary to consummate the Acquisition.

         We have reviewed certain historical and pro forma financial statements of Penton and its subsidiaries and of the Target and its subsidiaries and have met with representatives of management of Penton regarding the transactions contemplated hereby, and we are pleased to advise you that the results of our due diligence investigations of Penton, the Target and their subsidiaries to date are satisfactory. The commitments of DLJ and DLJ Bridge set forth herein are subject to (1) there being no material adverse change in the business, assets, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects (other than a change in general economic conditions, but including a change in the industry in which Penton and its subsidiaries or the Target and its subsidiaries operate), liabilities or regulatory status of Penton and its subsidiaries taken as a whole or of the Target and its subsidiaries taken as a whole, (2) the accuracy and completeness of the Information and the Projections described in the immediately succeeding paragraph and (3) the satisfaction of the conditions to be set forth in the definitive

                                       2
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documentation relating to the Bank Facilities and the Bridge Notes, including without limitation those conditions set forth in ANNEX C hereto.

         Penton hereby represents that, based on its review and analysis, to its knowledge (a) all information, other than Projections (as defined below), which has been or is hereafter made available to the Lead Arranger, DLJ Bridge or the Lenders by you on your behalf in connection with the transactions contemplated hereby (the "Information") and, as supplemented as contemplated by the next sentence, is (or will be, in the case of Information made available after the date hereof) complete and correct in all material respects and does not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (b) all financial projections of Penton, the Target and their subsidiaries that have been or are hereafter made available to the Lead Arranger, DLJ Bridge or the Lenders by the Borrower or any of its representatives in connection with the transactions contemplated hereby (the "Projections") have been (or will be, in the case of Projections made available after the date hereof) prepared in good faith based upon reasonable assumptions. You agree to supplement the Information and the Projections from time to time until the closing date so that the representation and warranty in the preceding sentence is correct on the closing date. In arranging and syndicating the Bank Facilities and in purchasing the Bridge Notes, the Lead Arranger and DLJ Bridge, respectively, will be using and relying on the Information and the Projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until definitive financing agreements are executed and thereafter the disclosure representations contained herein shall be superseded by those contained in such definitive financing agreements.

         In addition, you agree to use your reasonable efforts to make certain members of the management of Penton and the Target, as well as their consultants and advisors, available during regular business hours to answer questions regarding the Bank Facilities and the Bridge Notes, to review and assist in the preparation of the syndication memorandum relating to the Bank Facilities, and to meet with prospective Lenders.

         By your signature below you hereby indemnify and hold harmless each of the Lead Arranger, DLJ Bridge, the Agents and the Lenders and each of their respective affiliates, directors, officers, agents, attorneys and employees, and agree to promptly pay all of the fees and expenses, in each case following demand, as set forth in ANNEX D hereto (with the terms and provisions of such ANNEX D being incorporated herein by this reference). Neither you (except as specifically provided herein), nor the Lead Arranger, nor DLJ Bridge, nor any Agent nor any Lender shall be responsible or liable to any other party or any other person for consequential damages which may be alleged as a result of this letter.

         In connection with the services to be provided hereunder, DLJ. DLJ Bridge or the Lead Arranger may employ the services of their affiliates. DLJ, DLJ Bridge or the Lead Arranger may share with such affiliates, and such affiliates may share with DLJ, DLJ Bridge or the Lead Arranger, any information concerning Penton and its subsidiaries, the Target and its subsidiaries; PROVIDED that DLJ, DLJ Bridge or the Lead Arranger and such affiliates agree to hold any non-public information confidential in accordance with the provisions of the letter agreement between Donaldson, Lufkin & Jenrette Securities Corporation and the Borrower dated October 7, 1998 and



                                       3
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the provisions of the letter agreement between the Borrower and the Target dated September 23, 1998, and their respective customary policies relating to non-public information, it being acknowledged that in arranging and syndicating the Bank Facilities and the Bridge Notes, the Lead Arranger and DLJ Bridge will share certain of the Information and the Projections with potential lenders, who will agree to hold any non-public information in accordance with their customary policies. Any such affiliate so employed (and its directors, officers, employees, agents, attorneys and affiliates) shall be entitled to all of the benefits afforded to DLJ, DLJ Bridge or the Lead Arranger hereunder.

         Each of this letter, the Term Sheets, ANNEX D hereto and the Fee Letter is confidential and shall not be disclosed by you to any person other than your accountants, attorneys and other advisors, and, in the case of this letter and the Term Sheets, to the Target and its attorneys and advisors and then only on a confidential basis and in connection with the Transactions and the related transactions contemplated herein. Any disclosure to an advisor may be made for the sole purpose of evaluating and advising on the offer of financing made in this letter and may not be used by such advisor in formulating any offer of financing by such advisor or an affiliate. Additionally, you may make such disclosures of this letter as are required by law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; PROVIDED that you will use your best efforts to notify us of any such disclosure prior to making such disclosure.

         Our offer will terminate on October 9, 1998, unless on or before that date you sign and return an enclosed counterpart of this letter together with executed copies of the accompanying letter concerning certain fee arrangements and the accompanying engagement letter. The Bank Facilities referred to herein, and DLJ Bridge's commitment to purchase the Bridge Notes shall in no event be available unless the Tender Offer, the initial borrowing under the Bank Facilities and the purchase of the Bridge Notes have been consummated on or prior to December 31, 1998.

         This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York. EACH OF THE UNDERSIGNED PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE
TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH, THIS COMMITMENT LETTER, THE ANNEXES HERETO AND THE FEE LETTER, AND ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE UNDERSIGNED PARTIES IN CONNECTION HEREWITH OR THEREWITH. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

         We appreciate having been given the opportunity by you to be involved in this transaction.


                                         Very truly yours

                                         DLJ CAPITAL FUNDING, INC.

                                         By: Eric S. Swanson
                                            -------------------------------
                                         Title: Managing Director
                                              -----------------------------

                                         DLJ BRIDGE FINANCE, INC.

                                         By: Eric S. Swanson
                                            -------------------------------
                                         Title: Managing Director
                                              -----------------------------


                                         DONALDSON, LUFKIN & JENRETTE SECURITIES
                                         CORPORATION

                                         By: Mark W. Lanigan
                                            -------------------------------
                                         Title: Managing Director
                                              -----------------------------

AGREED AND ACCEPTED
this 7 day of October, 1998

PENTON MEDIA, INC.



By: /s/ Thomas L. Kemp
    -------------------------------
Title: Chief Executive Officer
      -----------------------------



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
                                     ANNEX A
                                     -------

                                SUMMARY OF TERMS
                                     OF THE
                                 BANK FACILITIES



                  The following summarizes selected terms of certain senior bank credit facilities to be utilized in connection with the proposed leveraged acquisition (the "Acquisition") of all the capital stock of Mecklermedia Corporation. This Summary of Terms is intended merely as an outline of certain of the material terms of such bank credit facilities. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to such bank credit facilities and it is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. All terms defined in the financing letter to which this Summary of Terms is attached and not otherwise defined herein shall have the same meanings when used herein. Certain conditions to the bank credit facilities are set forth in ANNEX C.



I.       THE BANK FACILITIES

BORROWER:                  Penton Media, Inc.

LENDERS: DLJ Capital Funding, Inc. and its affiliates ("DLJ") and a syndicate of banks, financial institutions and other accredited investors (the "Lenders").

LEAD ARRANGER:             Donaldson, Lufkin & Jenrette Securities Corporation
                           (the "Lead Arranger").


SYNDICATION AGENT          DLJ (in such capacity, the "Syndication Agent").
FOR THE LENDERS:

ADMINISTRATIVE AGENT       A financial institution to be mutually determined by
FOR THE LENDERS:           the Lead Arranger and the Borrower (the
                           "Administrative Agent").

CLOSING DATE:              The date the initial loans are made under the Bank
                           Facilities (not later than December 31, 1998).

TYPE AND AMOUNT:           The Bank Facilities to be provided to the Borrower
                           and its subsidiaries shall consist of the Term Loan
                           Facility and the Revolving Credit Facility.

                           TERM LOAN FACILITY. The Term Loan Facility will consist of Tranche A Term Loans and Tranche B Term Loans (the "Term Loans"). The Term Loans will be made available, and the Lenders' commitments to lend the Term Loans will terminate, immediately upon consummation of the Tender Offer, except that, at the option of the Borrower, all or a portion of the Tranche A Term Loans may be made available on, and the Lenders' commitments to lend such portion of the Tranche A Term Loans (the "Delayed Draw Loans") shall not terminate until, the earlier to occur of the (i) three-month anniversary of the Closing Date or (ii) consummation of the Merger.

                           TRANCHE A TERM LOANS. The Tranche A Term Loans will have a final maturity date of six years after the Closing Date and will be in an original principal amount of up to $140.0 million. Quarterly amortization will be required in aggregate annual amounts to be determined

                           TRANCHE B TERM LOANS. The Tranche B Term Loans will have a final maturity date of seven years after the Closing Date and be in an original principal amount of up to $100.0 million. Quarterly amortization will be required in aggregate annual amounts equal to 1% of the aggregate Tranche B Term Loans in years one through six, with the balance payable in year seven.

                           REVOLVING CREDIT FACILITY. The Revolving Credit Facility will mature six years after the Closing
                           Date and be in an original amount of up to $25.0 million under which revolving loans may be made and under which letters of credit may be issued up to a sublimit to be agreed upon. A portion of the Revolving Credit Facility in an amount to be agreed upon shall be made available as a swingline facility.

USE OF PROCEEDS:           The funds required to consummate the Acquisition and
                           the other Transactions will be provided as follows:
                           (i) $140.0 million in proceeds of the Tranche A Term
                           Loans and $100.0 million in proceeds of the Tranche B
                           Term Loans; (ii) cash-on-hand of Penton of not less than $8.0 million; (iii) $60.0 million in cash proceeds of subordinated bridge notes (the "Bridge
                           Financing"); and (iv) $18.0 million in cash provided by Alan Meckler in connection with the Investment.

GUARANTORS:                All existing or future domestic subsidiaries of the
                           Borrower.

SECURITY:                  All extensions of credit to the Borrower and all
                           guaranties of its subsidiaries will be secured by all existing and after-acquired personal property of the Borrower and its subsidiaries, including a pledge of all of the stock of all of its existing or future domestic subsidiaries and of 66% of the stock of all its existing or future foreign subsidiaries.

                           The Bank Facilities shall also be secured by first priority liens on all existing and after-acquired real property fee and leasehold interests of the Borrower and the subsidiary guarantors, subject to exceptions to be agreed upon.

                           To effect such liens securing the Bank Facilities, the Borrower and the subsidiary guarantors shall execute and deliver to the Administrative Agent all security agreements, pledge agreements, financing statements, deeds of trust, mortgages and other documents and instruments as are necessary to grant a first priority perfected security interest in and lien upon all such property of the Borrower and the subsidiary guarantors, subject to customary permitted liens to be agreed upon.

                           Negative pledge on all assets of Penton and its subsidiaries, subject to permitted liens to be agreed upon.

INTEREST RATES:            All amounts outstanding under the Bank Facilities
                           shall bear interest, at Penton's option, at the spreads over the Base Rate or the reserve adjusted
                           Euro-dollar Rate set forth on Schedule I; after six months after the Closing Date, spreads on amounts outstanding under the Revolving Facility and the Tranche A Term Loans will be based on the Borrower's ratio of total debt to EBITDA (the "Leverage Ratio"), with such spreads to be determined.

INTEREST PAYMENTS:         Quarterly for Base Rate Loans; on the last day of
                           selected interest periods (which shall be 1, 2, 3 and 6 months) for Euro-dollar Loans (and at the end of every three months, in the case of interest periods of longer than three months) and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365-day year for Base Rate
                           Loans).

INTEREST RATE              Within 90 days after the Closing Date, Penton will
PROTECTION:                obtain interest rate protection, pursuant to interest
                           rate swaps, caps or other similar arrangements satisfactory to DLJ and the Administrative Agent, against increases in interest rates (above a per annum rate to be specified by DLJ and the Administrative Agent) with respect to a notional amount equal to not less than 50% of the Term Loans outstanding on such funding date, such arrangements to remain in effect for a period of not less than two years thereafter.

LETTER OF CREDIT FEE:      The letter of credit fee shall be a percentage equal
                           to the applicable margin for Euro-dollar Loans under the Revolving Credit Facility, which shall be shared by all Lenders, and an additional 0.25% per annum, which shall be retained by the Lender issuing the letter of credit, based upon the applicable percentage multiplied by the amount available from time to time for drawing under such letter of credit.
                           Customary drawing and amendment fees will be charged by each issuing Lender.

COMMITMENT FEES:           Revolving Credit Facility: Commitment fees equal to
                           0.50% per annum times the daily average unused portion of the Revolving Credit Facility shall accrue from the Closing Date and shall be computed on the basis of a 360-day year and payable quarterly in arrears and upon the maturity or termination of the Revolving Credit Facility. After six months, the commitment fee percentage will be based on the Leverage Ratio (percentages to be determined).

                           Delayed Draw Loans: Commitment fees equal to the per annum spread over the reserve adjusted Euro-dollar rate for the Tranche A Term Loans times the daily average unused portion of the Tranche A Term Loans shall accrue from the Closing Date and shall be computed on the basis of a 360-day year and payable upon the funding of the Delayed Draw Loans or termination of the commitment to fund the Delayed Draw Loans.

VOLUNTARY PREPAYMENTS      The Bank Facilities may be prepaid in whole or in
AND COMMITMENT             part without premium or penalty (Euro-dollar Loans
REDUCTIONS:                prepayable only on the last days of related interest
                           periods or Penton's prepayment of related breakage
                           fees) and the Lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon. Voluntary prepayments of the Term Loan Facility shall be applied on a pro rata basis to the Tranche A and Tranche B Term Loans and shall reduce scheduled amortization payments on a pro rata basis.

MANDATORY PREPAYMENTS      Penton shall prepay the loans under the Bank
AND COMMITMENT             Facilities and/or the commitments under the Revolving
REDUCTIONS:                Credit Facility shall be reduced (subject to certain
                           exceptions and basket amounts to be agreed upon) in amounts equal to:

                           ASSET SALE PROCEEDS: 100% of the net after-tax proceeds of any property or assets of the Borrower or any of its subsidiaries, other than (i) net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and (ii), if no default or event of default has occurred and is continuing, proceeds (not to exceed amounts to be agreed upon) reinvested in assets of the Borrower or a subsidiary within 180 days of receipt thereof, payable no later than the first business day following the date of receipt;

                           PROCEEDS OF EQUITY OFFERINGS: 100% of the net cash proceeds received from the issuance of equity securities of Penton or any of its subsidiaries (or 50% of such net cash proceeds after the Leverage Ratio is less than 4.0:1.0) (other than proceeds used to refinance in its entirety any bridge financing incurred at the time of the Acquisition), payable no later than the first business day following the date of receipt;

                           PROCEEDS OF DEBT ISSUANCES: 100% of the net cash proceeds received from certain issuances of debt securities by Penton or any of its subsidiaries (other than proceeds used to refinance in its entirety any bridge financing incurred at the time of the Acquisition), payable no later than the first business day following the date of receipt;

                           EXCESS CASH FLOW: 50% of excess cash flow (to be defined) for each fiscal year, payable within 90 days after the end of the applicable fiscal year.

                           All mandatory prepayment amounts shall be applied first to the prepayment of the Term Loan Facility and thereafter to the prepayment of the Revolving Credit Facility and the reduction of the commitments thereunder. All such mandatory prepayments of the Term Loans shall be applied pro rata to each tranche and shall reduce scheduled amortization payments on a pro rata basis.

                           Notwithstanding the foregoing, in the case of any mandatory prepayment to be applied to the Tranche B Term Loans, Penton may elect to offer the holders thereof the opportunity to waive the right to receive the amount of such mandatory prepayment. In the event any such holders elect to waive such right, 100% of the amount that would otherwise have been applied as a mandatory prepayment of the Tranche B Term Loans of such holders shall be used to pay the Tranche A Term Loans and, if no amounts under the Tranche A Term Loans are outstanding, amounts outstanding under the Revolving Credit Facility.

REPRESENTATIONS            Customary and appropriate, including without
AND WARRANTIES:            limitation due organization and authorization,
                           enforceability, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws and licensing requirements, employee benefit liabilities, environmental liabilities, perfection and priority of liens securing the Bank Facilities, full disclosure, and the accuracy of all representations and warranties in the definitive acquisition Documents.

COVENANTS:                 Customary and appropriate affirmative and negative
                           covenants, including but not limited to limitations on other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, capital expenditures, leases, transactions with affiliates, conduct of business and other provisions customary and appropriate for financings of this type, including exceptions and baskets to be mutually agreed upon. Financial performance covenants will include a minimum fixed charge coverage test, a minimum interest coverage test, minimum EBITDA test and a maximum Leverage Ratio.

EVENTS OF DEFAULT:         Customary and appropriate (subject to customary and
                           appropriate grace periods), including without limitation failure to make payments when due, defaults under other material agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral, and "changes of control" (to be defined in a mutually agreed upon manner).

CONDITIONS TO ALL          In addition to the conditions set forth in ANNEX C,
BORROWINGS:                the conditions to all borrowings will include
                           requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

II.      MISCELLANEOUS

INDEMNIFICATION:           Penton shall indemnify the Lead Arranger, Agents,
                           each Lender and each of their respective affiliates, directors, officers, agents and employees from and against any losses, claims, damages, liabilities and other expenses in a manner customary for financings of this type.

SYNDICATION:               A syndicate of financial institutions will be
                           arranged by the Lead Arranger. Penton shall cooperate with the Lead Arranger in the syndication of the Bank
                           Facilities (such cooperation to include, without limitation, participating in meetings with the Lenders and assisting in the preparation of a Confidential Information Memorandum and other materials to be used in connection with such syndication) and shall provide and cause their respective advisors to provide all information reasonably deemed necessary by the Lead Arranger to successfully complete such syndication.

                           The Lenders may assign all or, in an amount of not less than $3.0 million (or such lesser amount as may constitute the assigning Lender's entire commitment), any part of their shares of the Bank Facilities to their affiliates, to other Lenders, or to one or more banks or other entities that are eligible assignees (to be defined in the Definitive Financing Documents) which are acceptable to Penton and the Syndication Agent and the Administrative Agent, such consent not to be unreasonably withheld, and upon such assignment any such affiliate, bank or entity shall become a Lender for all purposes of the Definitive Financing Documents; PROVIDED that assignments made to affiliates and other Lenders shall not be subject to the $3.0 million minimum assignment requirement. The Lenders will have the right to sell participations, subject to customary limitations on voting rights, in their shares of the Bank Facilities.



REQUISITE LENDERS:         Requisite Lenders shall mean Lenders holding in the
                           aggregate more than 50% of the commitments under the Bank Facilities.

TAXES, RESERVE             All payments are to be made free and clear of any
REQUIREMENTS &             present or future taxes (other than franchise taxes
INDEMNITIES:               and taxes on overall net income), imposts,
                           assessments, withholdings, or other deductions whatsoever. Foreign Lenders shall furnish to the Administrative Agent (for delivery to Penton) appropriate certificates or other evidence of exemption from U.S. federal income tax withholding.

                           Penton shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.


GOVERNING LAW AND          Penton will submit to the non-exclusive jurisdiction
JURISDICTION:              and venue of the federal and state courts of the
                           State of New York and will waive any right to trial by jury. New York law shall govern the Definitive
                           Financing Documents.

Counsel to the Lead         O'Melveny & Myers LLP.
Arranger and DLJ:

                                   Schedule I

                            Interest Rate Provisions

         Subject to the provisions of the Commitment Letter to which this
Schedule I is attached with respect to possible changes in structure, terms and pricing to assure a successful syndication of the Bank Facilities, interest rates on amounts outstanding under the Bank Facilities will be as follows:



A. For the first six months after the Closing Date, for Tranche A Term Loans and the loans made under the Revolving Credit Facility:



         (i)      at the Base Rate plus 1.75% per annum; or

         (ii)     at the reserve adjusted Euro-dollar Rate plus 2.75% per annum.

         After six months, the rates on the Tranche A Term Loans and the loans made under the Revolving Credit Facility will be based on the Leverage Ratio.

B.       For Tranche B Term Loans:

         (i)      at the Base Rate plus 2.50% per annum; or

         (ii)     at the reserve adjusted Euro-dollar Rate plus 3.50% per annum.

         Loans outstanding under the swingline facility shall bear interest at the rate otherwise applicable to Base Rate Loans under the Revolving Credit Facility minus the commitment fee percentage and such outstanding loans shall not constitute usage of the Revolving Credit Facility for purposes of calculating the commitment fee.

         As used herein, the terms "Base Rate" and "reserve adjusted Euro-dollar Rate" shall have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Euro-dollar Rate shall be customary and appropriate for financings of this type. After the occurrence and during the continuation of an event of default, interest shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate, plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

                                    ANNEX-B
                                    -------

                                SUMMARY OF TERMS
                                     OF THE
                                BRIDGE FACILITY

                        SUMMARY OF TERMS AND CONDITIONS

         Set forth below is a summary of the terms of each of the Bridge Notes and the conditions to the obligation of DLJ Bridge to purchase any Bridge Notes. Capitalized terms used herein and not otherwise defined have the meaning set forth in the Commitment Letter to which this Summary of Terms and Conditions is attached and of which it forms a part.



                                    SENIOR SUBORDINATED INCREASING RATE NOTES
                                    -----------------------------------------

Issuer:                             Penton


Issue:                              Senior Subordinated Increasing Rate Notes
                                    (the "Bridge Notes").

Use of Proceeds:                    Proceeds will be used to finance the
                                    consummation of the Transaction.

Principal Amount:                   Up to $60,000,000.


Price:                              100% of principal amount.

Interest Rate:                      Interest shall be payable at the greater of
                                    the following on the closing date and at the beginning of each quarterly period thereafter: (i) the prime rate plus 375 basis points, increasing by an additional
                                    50  basis points at the end of each
                                    subsequent three month period for so long as the Bridge Notes are outstanding;
                                    (ii) the Treasury Rate (as defined below) plus 775 basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Bridge Notes are outstanding;
                                    and (iii) the DLJ High Yield Index Rate plus
                                    75 basis points, increasing by an
                                    additional 50 basis points at the end of each subsequent three month period for so long as the Bridge Notes are outstanding.
                                    For purposes of this Summary of Terms and Conditions, the "prime rate" means the prime or reference rate as announced from time to time by The Bank of New York and the "Treasury Rate" means the rate applicable to the most recent auction of direct obligations of the United States having a maturity closest to the Bridge
                                    Notes, as published by the Board of
                                    Governors of the Federal Reserve System.


                                    Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Bridge Notes exceed nineteen percent (19.00%), nor shall the per annum interest rate on the Bridge Notes be lower than twelve percent (12.00%). In addition, that portion, if any, of any interest payment representing a per annum interest rate in excess of seventeen percent (17.00%) may be paid by increasing the principal amount of the Bridge Notes by an amount equal to such excess portion of interest.

Maturity:                           The Bridge Notes will mature on the first
                                    anniversary of the date of funding (the
                                    "First Anniversary") of the Bridge Notes
                                    (the "Funding Date"), provided however, that the maturity of the Bridge Notes will be automatically extended until the date which is six (6) months after the date of the original final stated maturity of the Bank
                                    Facilities if, on the first Anniversary, the following conditions are met: (i) there shall exist no default under the Bridge
                                    Notes; (ii) there shall exist no default under the Bank Facilities or any other debt instrument of Penton or any of its subsidiaries; (iii) all fees and expenses due to DLJ Bridge and the Lead Arranger as of such date shall have been paid in full.

Mandatory Redemption:               Penton will be required to redeem or
                                    permanently prepay the Bridge Notes, subject to certain agreed exceptions, with (i) the net proceeds from the issuance of any debt or equity securities or other indebtedness by Penton; or (ii) the net proceeds from asset sales (to be defined) by Penton not required to prepay the Bank Facilities; in each case at par plus accrued interest;
                                    provided, that the redemption price shall be one hundred and three percent (103.0%) of par plus accrued interest if the Bridge
                                    Notes are redeemed with or in anticipation of funds raised by any means other than a transaction in which Donaldson, Lufkin &
                                    Jenrette Securities Corporation ("DLJSC") has acted as sole manager or sole agent to Penton; provided further, that after the First Anniversary, the Bridge Notes may be redeemed or prepaid at 100% of principal plus accrued interest unless (a) (i) prior to the First Anniversary delivered to Penton a proposal to market securities of Penton to one or more financially responsible institutional investors (or a commitment from DLJSC to underwrite the public sale of securities of Penton, on a firm commitment basis), on financial and other terms and conditions no less favorable to Penton than those generally available in the United
                                    States capital markets to issuers of
                                    securities having a creditworthiness
                                    comparable to that of Penton, in an amount sufficient to redeem all the Bridge Notes (a
                                    "Bona Fide Proposal") and (ii) Penton did not authorize DLJSC to execute such Bona
                                    Fide Proposal; it being understood that no such proposal shall be deemed to be a Bona
                                    Fide Proposal if DLJSC fails to execute such proposal on substantially the terms proposed, or (b) Penton and DLJSC have agreed in their reasonable judgment that no such Bona Fide Proposal could be made.

Interest Payments:                  Interest on the Bridge Notes will be payable
                                    in cash, quarterly in arrears (except as provided above).

Optional Redemption:                The Bridge Notes will be callable, in whole
                                    or in part, upon not less than 10 days
                                    written notice, at the option of Penton at any time at par plus accrued interest to the redemption date; provided, that the redemption price shall be one hundred three percent (103.0%) of par plus accrued interest if the Bridge Notes are refunded
                                    (whether at the time of redemption or
                                    maturity) with or in anticipation of funds raised by any means other than a transaction in which DLJSC has acted as sole agent or sole underwriter to Penton; provided however, that after the First Anniversary, the Bridge Notes may be redeemed or prepaid at 100% of principal plus accrued interest unless DLJSC has delivered a Bona Fide
                                    Proposal or Penton and DLJSC have agreed in their reasonable judgment that no such Bona
                                    Fide Proposal could be made.

                                    Commencing on the earliest to occur of (i) the First Anniversary and (ii) refusal by Penton to execute a Bona Fide Proposal (such earlier date, the "Fixed Rate Sale Date"), DLJ Bridge shall have the right to resell the Bridge Notes on a fixed rate basis. In the event that DLJ Bridge elects to proceed with such fixed rate sale, the interest rate on any Bridge Notes may be fixed at a rate to be determined by DLJ Bridge provided that such rate will not exceed nineteen percent (19%). In conjunction with such fixed rate sale, DLJ Bridge may use any unused Escrowed Warrants, as defined below, that are in the reasonable judgment of DLJ Bridge necessary to facilitate such sale. In such event, any

                                    Bridge Notes will be callable thereafter at par plus accrued interest plus a make-whole premium calculated on the basis of a discount rate equal to the then Treasury Rate plus one-half percent. DLJ Bridge agrees that it shall give Penton ten days notice prior to fixing the rate of the Bridge Notes.

Subordination:                      The Bridge Notes will be subordinated to the
                                    Bank Facilities and certain refinancings thereof (collectively, the "Designated
                                    Senior Debt"). See Exhibit B to the
                                    Commitment Letter.

Guarantees:                         The subsidiaries of Penton that are
                                    guarantors under the Bank Facilities will issue senior subordinated guarantees in favor of the Bridge Notes.

Registration Rights:                Penton will file, and will use its best
                                    efforts to cause to become effective, a
                                    "shelf" registration statement with respect to the Bridge Notes as soon as practicable after the Fixed Rate Sale Date. Penton will keep the registration statement for the Bridge Notes effective until all of the Bridge Notes have been redeemed or sold. If a "shelf" registration statement for the Bridge Notes has either (i) not been filed within 30 days after the Fixed Rate Sale
                                    Date, or (ii) not been declared effective 90 days after the Fixed Rate Sale Date, the interest rate on the Bridge Notes shall be increased by 100 basis points until such time as such registration statement has become effective. The interest rate on the Bridge Notes shall also be increased by 100 basis points for any period of time following the effectiveness of such registration statement that the registration statement is not available for resales thereunder. All incremental payments made as a result of an increase in the interest rate pursuant to this section shall be deemed to be liquidated damages and shall be paid on the relevant interest payment date thereafter. In addition, the holders of the Bridge Notes will have the right to "piggyback" in the registration of any debt or equity securities which are registered by Penton unless all of the Bridge Notes will be redeemed from the proceeds of such securities.

Duration Fee:                       On each of the six-month anniversary of the
                                    Funding Date, the nine-month anniversary of the Funding Date and the First Anniversary,
                                    Penton shall pay to the holders of the
                                    Bridge Notes a non-refundable cash duration fee (the "Duration Fee") in an amount equal to one percent (1.00%) of the principal amount of the Bridge Notes outstanding on such date.

Right to Resell Bridge Financing:   DLJ Bridge shall have the absolute and
                                    unconditional right to resell or assign the Bridge Notes in compliance with applicable law to any third party at any time.

Representations and Warranties:     The Securities Purchase Agreement will
                                    contain representations and warranties to
                                    DLJ Bridge and holders of the Bridge Notes which are usual and customary for transactions of this nature or required by DLJ Bridge for this Transaction in particular, including, but not limited to,
                                    (i) Corporate Existence and Power, (ii)
                                    Authorization, Execution and Enforceability of Material Agreements; (iii) Governmental
                                    Authorization; (iv) Non-Contravention of
                                    Laws or Material Agreements; (v) Financial
                                    Information; (vi) Litigation; (vii) Taxes;
                                    (viii) Subsidiaries; (ix) Not an Investment
                                    Company; (x) ERISA; (xi) Environmental;
                                    (xii) Permits; (xiii) Leases; (xiv) Full
                                    Disclosure; (xv) Capitalization; (xvi)
                                    Solicitation; Access to Information; (xvii)
                                    Absence of Any Undisclosed Liabilities;
                                    (xviii) Historical and Pro Forma Financial
                                    Statements; (xix) No Material Adverse
                                    Change; and (xx) Governmental Regulations.

Covenants:                          The Securities Purchase Agreement will
                                    contain usual and customary covenants for securities of this nature or required by DLJ
                                    Bridge including but not limited to (i)
                                    Furnishing of Information; (ii) Use of
                                    Proceeds; (iii) Wholly Owned Subsidiaries;
                                    (iv) Compliance with Laws; (v) Restrictions on Indebtedness; (vi) Restrictions on
                                    Dividends and Redemptions and Repayment of Subordinated Debt or Pari Passu Debt; (vii)
                                    Restrictions on the Sale of Assets; (viii)
                                    Restrictions on Business Activities; (ix)
                                    Restrictions on Transactions with
                                    Affiliates; (x) Restrictions on Merger or
                                    Consolidation; (xi) Change of Control, (xii)
                                    Restrictions on Liens; (xiii) Refinancing of
                                    Bridge Financing and (xiv) Restrictions on
                                    Investments and Acquisitions and (xv)
                                    additional covenants that may include
                                    covenants regarding accelerated buy-back or sinking fund requirements.

Event of Default:                   An Event of Default as defined for the
                                    Bridge Notes will include but not be limited to: (i) the failure of Penton to pay principal on the Bridge Notes when due; (ii) the failure of Penton to pay interest or fees on the Bridge Notes and the continuance of such failure for 5 days; (iii) the failure of Penton to comply with any other provision, condition, covenant, promise, warranty or representation in the Securities
                                    Purchase Agreement or the Bridge Notes,
                                    provided that in certain cases such failure continues for 30 days after notice; (iv) a default under any instrument or instruments governing indebtedness of Penton when such default causes such indebtedness to accelerate and become due prior to its stated maturity or failure to pay any such indebtedness at its stated maturity in an aggregate principal amount exceeding a threshold amount to be agreed; (v) final judgments aggregating in excess of a threshold amount to be agreed rendered against Penton and not discharged or stayed within 60 days; (vi) certain events of bankruptcy, insolvency or reorganization with respect to Penton; (vii) material misrepresentations in the Securities
                                    Purchase Agreement; (viii) unenforceability of any Guarantee; (ix) certain ERISA defaults; (x) breach under the Engagement
                                    Letter (defined below) and payment of fees to DLJ Bridge and the Lead Arranger described in the Fee Letter or in the Engagement Letter; (xi) Change of Control of
                                    Penton; or (xii) a default or failure to satisfy and/or perfect liens pursuant to the collateral documents required in the Bridge
                                    Note documentation.

                                    In case an Event of Default shall occur and be continuing, the holders of at least 33 1/3% (a majority where DLJ Bridge, or its affiliates, hold a majority of the aggregate principal amount of the Bridge Notes) in aggregate principal amount of the Bridge Notes then outstanding, by notice in writing to Penton and the administrative agent or lenders under the Bank Facilities, may declare the principal of and all accrued interest on all Bridge Notes to be due and payable immediately, provided that for so long as the Designated Senior Debt is outstanding, such acceleration shall not become effective until the earlier of (i) five days after the notice of acceleration is received or (ii) the date on which the Designated Senior Debt is accelerated. If an Event of Default specified in clause (vi) occurs, the principal of and accrued interest on the Bridge Notes will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Bridge Notes. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Bridge Notes. In the event that the Bridge Notes have been accelerated as a result of an acceleration under the Designated Senior Debt and such acceleration of Designated Senior Debt is rescinded within five days, the acceleration under the Bridge Notes will be automatically rescinded.

                                    If an Event of Default shall occur and for as long as such Event of Default shall be continuing, DLJ Bridge shall have the right to appoint one (1) representative to sit on Penton's Board of Directors provided, however, that such right shall terminate if DLJ Bridge no longer retains at least 50% of the outstanding Bridge Notes.

Equity Amount Escrowed:             On the Funding Date, warrants (the "Escrowed
                                    Warrants") representing seven and one-half percent (7.5%) of the fully-diluted common stock of Penton will be placed in an escrow account.

                                    The Escrowed Warrants will be exercisable at a price equal to $0.01 per share for a period of ten (10) years from the date such Escrowed Warrants are released from escrow and will have customary anti-dilution provisions, tag along rights and demand and "piggy-back" registration rights.

                                    Certain amounts of the Escrowed Warrants exercisable into the percentage of Penton's fully-diluted common stock as set forth in Column B shall be released from escrow in accordance with the dates outlined in Column
                                    A. Such released warrants shall be
                                    contributed to the holders of the Bridge
                                    Notes pro rata in accordance with the
                                    principal amount of Bridge Notes held by each holder and such holders shall be entitled to retain such released Escrowed Warrants.



                                               A                          B
                                       --------------------------    -----------
                                       Six-month anniversary of          2.5%
                                       Funding Date
                                       Nine-month anniversary of         2.5%
                                       Funding Date
                                       First Anniversary                 2.5%
                                                                         ----
                                                                         7.5%
                                                                         ===



                                    Any Escrowed Warrants to which the holders of the Bridge Notes are not entitled at the time of the permanent retirement of 100% of the Bridge Notes as set forth above shall be returned to Penton for cancellation.

Escrow: The Escrowed Warrants will be held, undated, in escrow by Snoga, Inc., an affiliate of DLJ Bridge, from the Funding Date.

Defeasance Provision:               None.

Governing Law:                      New York.

DLJ Bridge Legal Counsel:           Davis Polk & Wardwell

                                    ANNEX C
                                    -------


               The following summarizes certain conditions to the funding of the Bank Facilities and the purchase of the Bridge Notes described in the financing letter, and ANNEX A and ANNEX B thereto, to which this ANNEX C is attached. Terms used without definition have the meanings set forth in such financing letter and ANNEX A and ANNEX B.



                                   CONDITIONS

CERTAIN CONDITIONS         Conditions precedent to the initial funding
PRECEDENT TO INITIAL       of the Bank Facilities and the purchase of
FUNDING AND PURCHASE:      the Bridge Notes will include, without
                           limitation, the following:


                           1. SATISFACTORY DOCUMENTATION. The definitive documentation evidencing the Bank Facilities (the "Definitive Bank Financing Documents") shall be prepared by counsel to DLJ and shall be documentation typically used in financings similar to the Bank Facilities under similar market conditions in form and substance satisfactory to the Lead Arranger, the Agents and the Lenders. The definitive documentation evidencing the Bridge Notes (the "Definitive Bridge Financing Documents") shall be prepared by counsel to DLJ Bridge and shall be documentation typically used in financings similar to the Bridge Financing under similar market conditions in form and substance satisfactory to DLJ Bridge. The Definitive Bank Financing Documents and the Definitive Bridge Financing Documents are sometimes collectively referred to as the "Definitive Financing Documents".



                           2.       CORPORATE STRUCTURE, OWNERSHIP. The
                                    corporate, tax, capital and ownership
                                    structure of the Borrower and its
                                    subsidiaries shall be substantially
                                    consistent with such structure as in
                                    existence on the date the financing letter to which this ANNEX C is attached or as is otherwise reasonably satisfactory to the Lead Arranger, DLJ Bridge, the Agents and the Lenders.

                           3. ACQUISITION DOCUMENTATION. The documentation with respect to the Acquisition (the "Definitive Acquisition Documents") shall be in form and substance satisfactory to the Lead Arranger and DLJ Bridge and the Definitive Acquisition Documents shall be in full force and effect. The draft of the Agreement and Plan of Merger (draft dated 10/2/98) and the schedules thereto (draft dated 10/5/98) delivered to the Lead Arranger and DLJ Bridge is satisfactory to the Lead Arranger and DLJ Bridge.


                           4. FEES. The Lenders, the Lead Arranger, DLJ Bridge and the Agents shall have received all fees and expenses required to be paid on or before the Closing Date.



                           5.       FINANCINGS:

                                    Condition to Bank Facilities: On the Closing
                                    Date, Penton shall have received the
                                    proceeds of not less than $60.0 million of the Bridge Financing. The Bridge Financing shall have the terms substantially as set forth on ANNEX B.

                                    Condition to Bridge Financing. On the
                                    Closing Date Penton shall have received
                                    proceeds of not less than $240.0 million of the Term Facilities and the Revolving Facility shall be available to Penton. The Bank Facilities shall have the terms substantially as set forth in ANNEX A.

                           6. CONSUMMATION OF THE TRANSACTIONS. On the Closing Date, the Borrower shall have completed the Tender Offer pursuant to the Definitive Acquisition Documents, no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Lead Arranger, DLJ Bridge and the Agents. The Acquisition shall include the cash payment of no more than $274.0 million to shareholders of the Target and paying of existing indebtedness of the Borrower of approximately $40.0 million. Fees and expenses associated with the Transactions shall not exceed $12.0 million. Alan M. Meckler shall have completed the Investment.

                           7. EXISTING DEBT. No indebtedness of the Borrower shall be outstanding after the Closing Date other than the Bank Facilities and the Bridge Notes, with exceptions to be agreed upon.



                           8. CERTAIN APPROVALS AND AGREEMENTS. All governmental and third party approvals necessary or advisable in connection with the Acquisition, the financings contemplated thereby and the continuing operations of the business of Penton, the Target and their subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the
                                    Acquisition or the financing thereof, in each case except for such governmental and third party approvals the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the business, assets, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects (other than a change in general economic conditions, but including a change in the industry in which Penton and its subsidiaries or the Target and its subsidiaries operate), liabilities or regulatory status of Penton and its subsidiaries taken as a whole or of the Target and its subsidiaries taken as a whole (a "Material Adverse Effect") or have a Material Adverse Effect on the parties' ability to consummate the Acquisition substantially on the terms and conditions described herein.


                           9. SECURITY. The Administrative Agent, for the benefit of the Lenders, shall have been granted on the Closing Date a perfected security interest in all assets to the extent described above under the heading "Security" and shall have received such other reports, documents and agreements as are customarily delivered in connection with security interests in real property assets.


                           10. NO MATERIAL ADVERSE CHANGE. Since the date of the most recent audited Financial Statements delivered to the Lead Arranger and DLJ Bridge, there shall have occurred no material adverse change in the business, assets, properties (including intangible assets), condition (financial or otherwise), results of operations, prospects (other than a change in general economic conditions, but including a change in the industry in which Penton and its subsidiaries or the Target and its subsidiaries operate), liabilities or regulatory status of Penton and its subsidiaries taken as a whole or of the Target and its subsidiaries taken as a whole or in the facts and Information as represented to date.



                           11. FINANCIAL DATA. DLJ Bridge and the Lenders shall have received (i) a PRO FORMA balance sheet of Penton and its subsidiaries as of the Closing Date after giving effect to the Acquisition and the financings contemplated hereby, (ii) projected financial statements (including balance sheets and statements of operations, stockholders' equity and cash flows of Penton and its subsidiaries) for the ten-year period after the Closing Date,
                                    (iii) consolidated financial
                                    statements as are customarily required for a public sale of securities of Penton and its subsidiaries, all of the foregoing to be in form and substance satisfactory to the Lead Arranger, DLJ Bridge, the Agents and the Lenders, and (iv) consolidated financial statements for each month after the date of the most recent financial statements delivered pursuant to clause (iii).


                           12. LITIGATION. There shall exist no pending or threatened material litigation, proceedings or investigations that purports to affect the Transactions, the Bank Facilities or the Bridge Financing that could reasonably be expected to have a material adverse effect on the Transactions, the Bank Facilities or the Bridge Financing or that could reasonably be expected to have a Material Adverse Effect on Penton and its subsidiaries taken as a whole or the Target and its subsidiaries taken as a whole.



                           13. NO DISRUPTION OF FINANCIAL AND CAPITAL MARKETS. After the date hereof, no "Market Disruption Event" shall have occurred which the Lead Arranger reasonably believes would be expected to materially adversely affect the syndication of the Bank Facilities or which DLJ Bridge believes would be expected to materially adversely affect the refinancing of the Bridge Notes. A "Market Disruption Event" shall mean: (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange (not including any suspension or limitation of trading in any particular security as a result of computerized trading limits or any intraday suspension due to "circuit breakers"), or any setting of minimum prices for trading on such exchange;
                                    (ii) any banking moratorium declared by U.S.
                                    Federal or New York authorities; or (iii) a decline by 15% or more in the S&P 500 from the level of such index on the date of the financing letter to which this Annex C is attached.



                           14. ADDITIONAL INFORMATION. The Borrower shall reasonably cooperate to enable the Lead Arranger or DLJ Bridge and the other Lenders to obtain information that becomes available after the date of the commitment letter to which this ANNEX C is attached and shall make available members of senior management for discussions of any such information. No such information shall be materially inconsistent in an adverse manner with the information previously disclosed to the Lead Arranger and DLJ Bridge.

                           15. SOLVENCY. The Administrative Agent and DLJ Bridge shall have received a certificate of the chief financial officer of the Borrower, in form and substance satisfactory to the Lead Arranger, DLJ Bridge, the Agents and the Lenders, supporting the conclusions that, after giving effect to the Acquisition and the related transactions contemplated hereby, The Borrower will not be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.

                           16. CUSTOMARY CLOSING DOCUMENTS. All documents required to be delivered under the Definitive Financing Documents, including customary financial statements (if appropriate), legal opinions, corporate records, documents from public officials and officers' certificates, shall have been delivered.

                                   ANNEX D
                                   -------

                          INDEMNIFICATION PROVISIONS

              Unless otherwise defined terms used herein shall have the meanings assigned thereto in the commitment letter (the "Commitment Letter") and term sheets (the "Term Sheets" to which this ANNEX D is attached.

              Penton Media, Inc. (the "Indemnitor") shall pay all fees, costs and expenses (including all out-of-pocket costs and expenses arising in connection with the syndication of the Bank Facilities, the purchase of the Bridge Notes and any due diligence investigation performed by the Lead Arranger, DLJ Bridge or either Agent, and the fees and expenses of legal counsel to the Lead Arranger and the Agents, including any local or foreign legal counsel) arising in connection with the negotiation, preparation, execution, delivery or administration of the Commitment Letter, the Term Sheets, the Fee Letter and the Definitive Financing Documents, and the Indemnitor shall be obligated to pay such fees and expenses whether or not Definitive Financing Documents are executed or delivered or the Transactions are consummated.

              In addition, the Indemnitor hereby indemnifies and holds harmless all Indemnified Parties (as defined below) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively "Liabilities"), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with any actions of the Indemnitor or any of its affiliates, any of the statements contained in the Commitment Letter, Fee Letter or Term Sheets or relating to the extension of credit, the purchase of the Bridge Notes or any of the other Transactions contemplated by the Commitment Letter, Fee Letter or Term Sheets or any use or intended use of the proceeds of such credit extensions or Bridge Notes, including, but not limited to, losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement or any alleged untrue statement of a material fact or any omission or any alleged omission to state a material fact in any of the disclosure or offering or confidential information documents (the "Disclosure Documents") pertaining to any of the Transactions, including the offer and sale of the Bridge Notes, the execution, syndication and funding of the Bank Facilities, and any eventual resale or refinancing of any Bridge Notes or the Bank Facilities; provided that the Indemnitor will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgement of a court of competent jurisdiction which is not longer subject to appeal or further review to have resulted solely from such Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. The Indemnitor also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under the Financing Letter and the Fee Letter (including, without limitation, its rights under this ANNEX D). "Indemnified Party" shall mean each of the Lead

Arranger, the Agents, the Lenders, DLJ Bridge, each affiliate of any of the foregoing, each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, and the respective partners, agents, employees, officers and directors of any of the foregoing.

              In case any Action shall be brought against any Indemnified Party with respect to which indemnity may be sought against the Indemnitor under this agreement, such Indemnified Party shall promptly notify the Indemnitor in writing and the Indemnitor shall, if requested by the Indemnified Party or if the Indemnified Party desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Indemnitor shall not affect any obligations the Indemnitor may have to such Indemnified Party hereunder or otherwise unless the Indemnitor is materially adversely affected by such failure. The Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless (i) the Indemnitor has failed to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party or
(ii) the named parties to any such Action (including impleaded parties) include the Indemnitor and such Indemnified Party, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor, in which case, if such Indemnified Party notifies the Indemnitor in writing that it elects to employ separate counsel at the expense of the Indemnitor, the Indemnitor shall not have the right to assume the defense of such Action or proceeding on behalf of such Indemnified Party, provided, however, that the Indemnitor shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by DLJ. The Indemnitor shall not be liable for any settlement of any such action effected without the written consent of the Indemnitor (which shall not be unreasonably withheld) and the Indemnitor agrees to indemnify and hold harmless the Indemnified Parties from and against any Liability by reason of settlement of any action effected with the consent of the Indemnitor. In addition. the Indemnitor will not, without the prior written consent of DLJ, settle or compromise or consent to the entry of any judgement in or otherwise seek to terminate any pending or threatened Action in respect to which indemnification or contribution may be sought hereunder (whether or not DLJ is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of all Indemnified Parties, satisfactory in form and substance to DLJ, from all liability arise out of such Action.

              If, for any reason, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then in lieu of indemnifying such Indemnified Party, the Indemnitor shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate as to reflect the relative benefits received by the Indemnitor on one hand and by the Indemnified Party on the other from the Transactions or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Indemnified Party on the other, but also the relative fault of the Indemnitor and the Indemnified Party, as well as any other relevant equitable considerations. Notwithstanding the provisions of this ANNEX D, the aggregate contribution of all Indemnified Parties shall not exceed the amount of fees actually received pursuant to the Fee Letter executed in connection with the Commitment Letter. It is hereby further agreed that the relative benefits to the Indemnitor on the one hand and the Indemnified Parties on the other with respect to any Transaction shall be deemed to be in the same proportion as (i) the total value of the Transaction bears to (ii) the fees paid to the Indemnified Parties with respect to such Transaction. The relative fault of the Indemnitor on the one hand and the Indemnified Party on the other with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by Indemnitor or by the Indemnified Parties and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

              The Indemnitor also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Indemnitor for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Commitment Letter, the Transactions or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Indemnitor that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

              The foregoing provisions of this ANNEX D shall be (i) in addition to any rights that any Indemnified Party may have at common law or otherwise,
(ii) shall survive the termination of the Commitment Letter, except as described below, and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party.

              Any terms or provisions of this ANNEX D to the contrary notwithstanding, upon (i) the execution and delivery of Definitive Financing Documents by the Borrower, the Agents and the Lenders and by the Borrower and DLJ Bridge and (ii) the making of the initial Loans under the Bank Facilities and the purchase of the Bridge Notes, the terms and provisions of this ANNEX D shall be superseded in their entirety by the terms and provisions of such Definitive Financing Documents, and the terms and Provisions of this ANNEX D shall be of no further force or effect.

                                 October 7, 1998

Penton Media, Inc.
1100 Superior Avenue
Cleveland, Ohio 44114
Attention: Thomas Kemp

                             Re: Bank Facilities and Bridge Financing for the Leveraged Acquisition of Mecklermedia Corporation

Ladies and Gentlemen:

              Reference is made to our letter (the "Financing Letter") dated as of even date herewith concerning the proposed leveraged acquisition of all of the capital stock of Mecklermedia Corporation. All terms defined in the Financing Letter shall have the same meanings when used herein. This letter will supplement the Financing Letter by setting forth the arrangements relating to compensation for certain services rendered and to be rendered by the Lead Arranger, DLJ, DLJ Bridge and the Administrative Agent. You agree to pay the following fees:

              1. A financing fee equal to 2.125% of the $265.0 million aggregate principal amount of the Bank Facilities shall be payable to the Lead Arranger, such fee to be payable on the earlier of the Closing Date or the date of consummation of the Acquisition. Such fee shall be payable to the Lead Arranger in the event the Definitive Financing Documents are not executed and delivered by the Borrower if, within twelve months of the date of this letter, the Acquisition is consummated utilizing the proceeds of a similar financing to the Bank Facilities and the Lead Arranger and DLJ were prepared in good faith to close the Bank Facilities.

              2. A commitment fee equal to 0.50% per annum accruing on a daily basis of the $265.0 million aggregate principal amount of the Bank Facilities shall be payable to DLJ on the earliest of the Closing Date, the date of consummation of the Transactions or the date of the termination of the commitments of DLJ set forth in the Financing Letter, and shall begin to accrue upon your acceptance of this letter and the Financing Letter.

              3. A structuring fee equal to $1.0 million shall be payable to the Lead Arranger, $750,000 of which is payable on the date the financing fee is payable pursuant to Section 1 above, and $250,000 of which is payable on the date of your acceptance of the Financing Letter.

              4. A bridge commitment fee equal to 1.75% of the $60.0 million aggregate principal amount of the Bridge Notes shall be payable to DLJ Bridge, such fee to be earned on the date of acceptance of the Financing Letter, but payable on the date of consummation of the Acquisition or the date of termination of the Definitive Acquisition Documents. A bridge takedown fee equal to 2.25% of the $60.0 million aggregate principal amount of the Bridge Notes shall be payable upon purchase of the Bridge Notes.

              5. An annual administrative fee to be mutually determined shall be payable to the Administrative Agent, such fee to be payable in advance on the Closing Date and annually in advance thereafter.

              6. If you receive a break-up fee as a result of the failure of the Acquisition to occur, a break-up fee equal to $1,000,000 shall be payable to the Lead Arranger one Business Day following receipt thereof by you.

              The Lead Arranger, DLJ Bridge and DLJ reserve the right to allocate, in whole or in part, the fees payable under this letter to one or more of their affiliates.

              You acknowledge and agree that references to "this letter" contained in the indemnification and confidentiality paragraphs of the Financing Letter are understood to refer to the Financing Letter as supplemented by this letter.

              If you are in agreement with the foregoing, please sign and return an enclosed counterpart of this letter concurrently with the execution and delivery of the Financing Letter. The offer contained in this letter and in the Financing Letter can only be accepted by your acceptance of both letters on or before October 9, 1998.

              This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                                               Very truly yours,

                                               DLJ CAPITAL FUNDING, INC.


                                               By: Eric S. Swanson
                                                   ----------------------------
                                               Title: Managing Director


                                               DONALDSON, LUFKIN & JENRETTE
                                               SECURITIES CORPORATION


                                               By: Mark W. Lanigan
                                                   ----------------------------
                                               Title: Managing Director

                                         DLJ BRIDGE FINANCE, INC.

                                         By: Eric S. Swanson
                                            -------------------------------
                                         Title: Managing Director
                                              -----------------------------



AGREED AND ACCEPTED
this 7 day of October, 1998

PENTON MEDIA, INC.



By: /s/ Thomas L. Kemp
    -------------------------------
Title: Chief Executive Officer
      -----------------------------